                                                                      EXHIBIT 10


                                FLEET BANK, N.A.
                           1185 Avenue of the Americas
                            New York, New York 10036




                                                                   May 30, 2001


Cantel Medical Corp.
Overlook at Great Notch
150 Clove Road - 9th Floor
Little Falls, NJ 07424
Attn.:  James P. Reilly

Ladies and Gentlemen:

      You have advised Fleet Bank, N.A. ("FLEET") that Cantel Medical Corp., a Delaware corporation (the "BORROWER") will acquire all the outstanding stock of the TargetCo pursuant to a statutory merger of TargetCo and Borrower or Borrower's wholly owned subsidiary (such transaction being the "ACQUISITION"). The Acquisition will be financed, in part, through an equity issuance by you, and from funds borrowed pursuant to the Credit Facilities (as defined below).

      Fleet is pleased to advise you of its commitment to provide up to the full amount of $47,500,000 senior secured credit facilities (the "CREDIT FACILITIES") on the terms and conditions summarized in this letter and in the Summary of Terms and Conditions attached to this letter (the "TERM SHEET"). The Credit Facilities will be used (i) to finance, in part, the purchase price for the Acquisition and to pay fees and expenses of the Acquisition (ii) to repay existing indebtedness and (iii) for general working capital purposes.

      Although Fleet is committing to provide all of the Credit Facilities on a fully underwritten basis, Fleet expects that a portion of the Credit Facilities will be made available by other financial institutions (such lenders including Fleet, the "LENDERS"). It is agreed that Fleet will act as the sole administrative agent (in such capacity, the "ADMINISTRATIVE AGENT") for the Credit Facilities and Fleet Securities, Inc ("FSI") will act as arranger for the Credit Facilities. Fleet will be responsible for preparing and negotiating definitive documentation for the Credit Facilities, and Fleet and FSI will manage the syndication effort of forming the syndicate of lenders that will make the Credit Facilities available. Additional agents, co-agents or arrangers may be appointed at the discretion of Fleet and FSI.

      You agree to assist Fleet and FSI in forming any such syndicate and to provide Fleet, FSI and the other Lenders, promptly upon request, with all information reasonably deemed necessary by them (consistent with industry practice) to complete successfully the syndication, including, but not limited to, (i) an information package for delivery to potential syndicate members and participants and (ii) all information and projections prepared by you or your advisers

Cantel Medical Corp.
May 30, 2001


relating to the transactions described herein. Prior to the closing of the Credit Facilities you agree to refrain from any other financings (except equity issuances having no debt characteristics) during such syndication process unless otherwise agreed to by Fleet. You further agree to make appropriate officers and representatives of the Borrower and its subsidiaries available to participate in informational meetings for potential syndicate members and participants at such times and places as Fleet or FSI may reasonably request.

      Fleet and FSI reserve the right, based on market reception, in consultation with the Borrower, to reallocate the aggregate principal amount of the Credit Facilities among the Revolving Facility and the Term Facility (as defined in the Term Sheet) and/or to otherwise change the structure or terms thereof prior to the closing of the Credit Facilities if Fleet and FSI determines that such reallocation or changes are advisable in order to ensure a successful syndication and if the aggregate amount of the Credit Facilities remains unchanged and if any pricing changes are consistent with credits of similar quality.

      You represent and warrant and covenant that (i) all information which has been or is hereafter made available to Fleet or FSI by you or any of your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects with respect to the matters such information purports to cover and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements have been or will be made and (ii) all financial projections that have been or are hereafter prepared by you and made available to Fleet, FSI or any other participants in the Credit Facilities have been or will be prepared in good faith based upon reasonable assumptions. You agree to supplement the information and projections referred to in clauses (i) and (ii) above from time to time until completion of the syndication so that the representations and warranties in the preceding sentence remain correct. In arranging and syndicating the Credit Facilities, Fleet and FSI may use and rely on such information and projections without independent verification thereof.

      In connection with the syndication of the Credit Facilities, Fleet and FSI may, in their discretion, allocate to other Lenders portions of any fees payable to Fleet or FSI in connection with the Credit Facilities. You agree that no Lender will receive any compensation of any kind for its participation in the Credit Facilities, except as expressly provided for in this letter, the Term Sheet or in the Fee Letter referred to below.

      Please note, however, that the terms and conditions of this commitment and undertaking are not limited to those set forth in this letter. Those matters that are not covered or made clear herein or in the attached Term Sheet (which is a part of this Commitment) are subject to mutual agreement of the parties. The terms and conditions of this commitment and undertaking may be modified only in writing. In addition, this commitment and undertaking is subject to: (i) the preparation, execution and delivery of mutually acceptable loan documentation, including a credit agreement incorporating substantially the terms and conditions outlined herein and in the Term Sheet, (ii) the absence of (a) a material adverse change in, or a development that would reasonably be expected to have a material adverse effect on, the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and TargetCo and their respective subsidiaries, taken as a whole, since July 31, 2000 to the date of this Commitment Letter in respect

Cantel Medical Corp.
May 30, 2001


of Borrower and its subsidiaries and since March 31, 2000 to the date of this Commitment Letter in respect of TargetCo and its subsidiaries (other than items disclosed specifically in the Disclosure Schedules to the Merger Agreement referred to in paragraph 1 of the "Conditions Precedent to Funding" in the attached Term Sheet the Agent acknowledges (for purposes of this clause (a) and the following clause (b) that it has received the publicly released preliminary summary 2001 fourth quarter balance sheet as at March 31, 2001 and the income statement for the quarter ended March 31, 2001 of TargetCo and its subsidiaries, and TargetCo's financial projections dated May 4, 2001) and (b) a material adverse change in, or development that would reasonably be expected to have a material adverse effect on, the condition (financial or otherwise), operations, business, properties or prospects of the Borrower and TargetCo, and their respective subsidiaries, taken as a whole, following the date of this Commitment Letter, and (c) any material adverse change in loan syndication or financial or capital market conditions generally from those currently in effect that would be reasonably likely to have a material adverse effect on the ability of Fleet to successfully syndicate the commitment under this letter, (iii) the accuracy and completeness in all material respects of all representations, taken as a whole, that you make to us and all information, taken as a whole, that you furnish to us in connection with this commitment and undertaking and your compliance with the terms of this letter, (iv) no development or change occurring after the date hereof, and no information becoming known after the date hereof, that (a) results in or would reasonably be expected to result in a material change in, or material deviation from, the information, taken as a whole, previously delivered by you or would reasonably be expected to be materially adverse to the condition (financial or otherwise), business, operations, properties or prospects of the Borrower and TargetCo and their respective subsidiaries, taken together, or to the Administrative Agent, the Arranger or the Lenders, or to the legal, tax, accounting or financial aspects of the Acquisition, or (b) has had or would reasonably be expected to have a Material Adverse Effect (as defined under the section "Conditions Precedent to Funding" in the Term Sheet) and (v) the negotiation and delivery of definitive documentation on or before November 15, 2001.

      The costs and expenses of Fleet and FSI (including, without limitation, the reasonable fees and expenses of its counsel and its syndication and other out-of-pocket expenses) in connection with the preparation, execution and delivery of this letter and the definitive financing agreements shall be for your account. You further agree to indemnify and hold harmless Fleet, FSI and each director, officer, employee and affiliate or control person of either Fleet or FSI (each an "indemnified person") from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve Fleet, FSI or any such indemnified person as a result of or arising out of or in any way related to or resulting from the Acquisition, or this letter or any eventual extension of credit, and, upon demand, to pay and reimburse Fleet, FSI and each indemnified person for any legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not Fleet, FSI or any such person is a party to any action or proceeding out of which any such expenses arise); PROVIDED, HOWEVER, that you shall not have to indemnify any indemnified person against any loss, claim, damage, expense or liability to the extent that it resulted from the gross negligence or willful misconduct of such indemnified person. This letter is issued for your benefit only and no other person or entity may rely hereon. Under no circumstances shall Fleet, FSI or any of their respective affiliates be liable to you or any other person for any punitive, exemplary, consequential

Cantel Medical Corp.
May 30, 2001


or indirect damages which may be alleged in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Acquisition, the Credit Facilities or the documentation related thereto or any other financing, regardless of whether the commitment herein is terminated or the Acquisition or the Credit Facilities close.

      The provisions of this letter are supplemented as set forth in a separate fee letter dated the date hereof from us to you (the "FEE LETTER") and are subject to the terms of such Fee Letter. By executing this letter, you acknowledge that this letter and the Fee Letter are the only agreements among you, Fleet and FSI with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto and you agree that this letter and the Fee Letter are for your confidential use only and neither their existence nor the terms hereof or thereof will be disclosed by you to any person or entity other than your and TargetCo's respective officers, directors, accountants, attorneys and other advisors, and then only on a "need to know" basis in connection with the transactions contemplated by this letter and on a confidential basis (except that, notwithstanding the foregoing, you may make such public disclosures as you are required by law, in the opinion of your counsel, to make). Neither this letter nor the Fee Letter may be changed except pursuant to a writing signed by each of the parties hereto.

      Your obligations under this letter and the Fee Letter with respect to fees (to the extent that, at the time of expiration or termination they are owed pursuant to the second paragraph of the Fee Letter), indemnification, costs and expenses, and confidentiality shall survive the expiration or termination of this letter.

      This letter is intended to be solely for the benefit of the parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and shall not be assignable by you without the prior written consent of Fleet and FSI. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of this letter by telecopier shall be effective as delivery of a manually executed counterpart of this letter. This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

      If you are in agreement with the foregoing, please sign and return to Fleet the enclosed copies of this letter and the Fee Letter no later than 5:00 P.M., New York time, on May 31, 2001. This offer shall terminate at such time unless prior thereto we shall have received duly signed and completed copies of such letters.








                            [SIGNATURE PAGE FOLLOWS]

Cantel Medical Corp.
May 30, 2001



      We look forward to working with you on this transaction.

                                        Very truly yours,

                                        FLEET BANK, N.A.


                                        By: /s/ Steve Deluise
                                           --------------------------------
                                           Name:  Steve Deluise
                                           Title: Vice President

Accepted and agreed to as of the date first above written:

CANTEL MEDICAL CORP.


By /s/ Craig A. Sheldon
  ----------------------------------
  Name:  Craig A. Sheldon
  Title: Vice President and Controller

CONFIDENTIAL


                              CANTEL MEDICAL CORP.
                         SUMMARY OF TERMS AND CONDITIONS
                   $47,500,000 SENIOR SECURED CREDIT FACILITY
                                  MAY 30, 2001


BORROWERS:        Cantel Medical Corp. ("Cantel" or the "Borrower") and
                  certain designated subsidiaries acceptable to the agent.
                  Carsen Group Inc. ("Carsen"), a wholly owned subsidiary of Cantel, will serve as the borrower for all Canadian borrowings.

GUARANTORS:       All obligations of any Borrower will be guaranteed in
                  full by each of Cantel's existing and future domestic subsidiaries, as permitted.

ADMINISTRATIVE
AGENT:            Fleet Bank NA ("Fleet" or the "Agent").

ARRANGER:         Fleet Securities, Inc. (the "Arranger").

CREDIT
FACILITIES:       a) SENIOR SECURED TERM LOAN  FACILITY:  (the "Term Loan
                  Facility") available in a single draw, for a maximum original principal amount of up to $25,000,000.

                  b) SENIOR SECURED REVOLVING CREDIT FACILITY: for a maximum principal amount of up to $22,500,000 (the "Revolving Credit Facility"). The Revolving Credit Facility also includes sublimits for (i) $5,000,000 working capital availability for U.S. dollar borrowings by Carsen and (ii) a $2,000,000 swingline facility available for short term borrowings by Cantel and (iii) of $2,000,000 for letters of credit (L/C's to be issued by Fleet Bank as L/C Issuing Bank).

                  The Revolving Credit Facility will be subject to a Borrowing Base equaling to an amount not to exceed 85% of Eligible Accounts Receivable (definition and final advance rate to be determined), plus approximately 50% of Eligible Inventory (eligibility definition and final advance rate to be determined).

                  Together, the above are referenced as the "Credit Facility".

LENDERS: Fleet and lenders acceptable to the Agent, Arranger and Cantel.

   USE OF PROCEEDS:     To finance, in part, the acquisition of the common
                        stock of the TargetCo by the Borrower pursuant to a statutory merger ("Merger") of TargetCo & Borrower or Borrower's wholly owned subsidiary, pay fees and expenses of the Merger, repay any existing indebtedness of the Borrower and TargetCo, and general working capital purposes.



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

CONFIDENTIAL

CLOSING DATE:           The date of the closing of the Merger, which shall be
                        on or before November 15, 2001.


SECURITY:               The loans under the Credit Facilities will be
                        secured by perfected first priority liens on all of the domestic tangible and intangible assets of the Borrower and its subsidiaries and the TargetCo and its subsidiaries, including, but not limited to, accounts receivable, inventory, property, plant and equipment. A pledge of stock by Cantel and its domestic subsidiaries will also be required, along with a pledge of 65% of the stock of all foreign subsidiaries. The Borrower shall also provide a negative pledge on all present and future assets and properties (excluding assets pledged for any outstanding working capital lines of Carsen) of each of the Borrower's existing and future foreign subsidiaries.

INTEREST RATE
AND COMMITMENT
FEE: Fleet's Alternate Base Rate ("ABR", as defined below) or, at the Borrowers' option, the reserve adjusted LIBOR Rate, plus the Applicable Margin. The initial Applicable Margin is as follows:

                                                           Applicable Margin
                                                    Libor Margin        ABR Margin     Commitment Fee
                                                    ------------        ----------     --------------
                        Revolving Credit Facility:     325 bps            200 bps         50 bps

                        Term Loan Facility:            325 bps            200 bps

                        The initial level of the commitment fee shall be .50% per annum on the unused portion of the Revolving Credit Facility

                        After six months from closing, the Applicable Margin and Commitment of the Revolving Credit Facility and Applicable Margin of the Term Loan will be subject to a performance based pricing grid as follows:

                                                                  Applicable Margin
                        Total Debt/EBITDA                  Libor Margin        ABR Margin     Commitment Fee
                        -----------------                  ------------        ----------     --------------
                        Greater than and equal to 2.0x          325 bps          200 bps          50 bps
                        1.75x Less than and equal to 2.0x       300 bps          175 bps          50 bps
                        1.5x Less than and equal to 1.75x       275 bps          150 bps          40 bps
                        1.0x Less than and equal to 1.5x        250 bps          125 bps          35 bps
                        Greater than and equal to 1.0x          200 bps          75  bps          30 bps

                        "LIBOR" means the average (rounded upward to the next higher 1/8 of 1%) of the rates offered to Fleet in the London interbank market for deposits in an amount and maturity corresponding to the loan amount and the interest period for the advance, adjusted for reserve requirements as incurred. Interest periods for LIBOR loans shall be one, two, or three months. In no event shall LIBOR based advances extend beyond the Termination Date of the Facility.



--------------------------------------------------------------------------------
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

CONFIDENTIAL


                        Alternative Base Rate shall mean the greater of (i) Fleet's Base Rate as announced from time to time and
                        (ii) the Federal Funds Rate plus 0.50% per annum.

TICKING FEE:            A ticking fee equal to 0.25% per annum of the
                        total Credit Facility, which will start accruing 30 days from the signing of the Credit Documents, and is payable at the earlier of the commitment expiration date or the Initial Funding Date.

LETTER OF CREDIT FEES:  The Borrower shall pay a commission on all outstanding
                        Letters of Credit at a per annum rate equal to the Applicable Margin (on the Revolving Credit Facility) then in effect with respect to LIBOR loans on the face amount of such Letter of Credit. Such commission shall be shared pro rata among Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

                        A fronting fee equal to 0.25% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendments, payments, and negotiation charges shall be payable to the Issuing Lender for its own account.

MATURITY DATE:          a) The Term Loan Facility will be amortized on a
                        quarterly basis with final maturity five years from the Closing Date. Quarterly amortization will commence three months from the Closing Date as follows:

                        Quarters 1 to 4            $500,000 per Quarter
                        Quarters 5 to 8            $750,000 per Quarter
                        Quarters 9 to 12           $1,250,000 per Quarter
                        Quarters 13 to 16          $1,750,000 per Quarter
                        Quarters 17 to 20          $2,000,000 per Quarter

                        b) The Revolving Credit Facility shall mature, and any outstanding loans thereunder shall be repaid in full five years from the Closing Date. No Letter of Credit shall have an expiration date 14 days prior to five years from the Closing Date.

VOLUNTARY
PREPAYMENTS:            The Credit Facilities may be repaid in full or in part
                        at any time at the option of the Borrower without premium or penalty in minimum increments of $500,000.
                        Subject to the satisfaction of applicable conditions, amounts prepaid or repaid under the Revolving Credit
                        Facility may be re-borrowed prior to maturity.

MANDATORY
PREPAYMENTS:            In the event that Total Debt to EBITDA is greater than
                        or equal to 1.50x, Mandatory prepayments of the Term
                        Loan will be required from 100% of net cash proceeds received by the Borrower from asset sales (other than those incurred in the ordinary course of business) and from all net proceeds from the sales of any public equity securities or issuance of



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

CONFIDENTIAL


                        debt. A mutually agreed upon basket for asset sale proceeds that may be retained by the Borrower to acquire replacement property or other assets will be established.

MANDATORY PREPAYMENT
FROM EXCESS CASH
FLOW SWEEP:             In addition to the scheduled principal amortization,
                        in the event that Total Debt to EBITDA is greater than or equal to 1.50x, 50% of Excess Cash Flow shall be applied to the payment of the Term Loan Facility.

                        Excess Cash Flow will generally be defined as EBITDA less (i) capital expenditures, (ii) cash taxes paid or to be paid within 90 days of calculation date, (iii) scheduled amortization of debt and voluntary permanent prepayments of debt, (iv) cash interest, and (v) plus or minus changes in working capital.

CONDITIONS
PRECEDENT TO FUNDING:   Funding shall be conditioned upon the satisfaction of
                        the following conditions precedent and other conditions customary in transactions of this type, or reasonably required by the Agent:

                        1. The Merger shall have been, or shall be concurrently, consummated pursuant to the terms and conditions of the Merger Agreement in the form of the draft dated May 30, 2001 (with Disclosure Schedules draft dated May 30, 2001) previously delivered to the Agent and in accordance with applicable law and the documentation for the financing of the Merger and related transactions, and otherwise on terms reasonably satisfactory to the Agent. The conditions of the Merger shall have been satisfied without giving effect to waivers, amendments, modifications or supplements except as approved in advance in writing by the Agent and without amendments, modifications or supplements to any related disclosure letter or schedule not approved in writing in advance by the Agent. The documents and materials filed publicly by the Borrower and TargetCo in connection with the Merger shall have been furnished to the Agent in form and substance reasonably satisfactory to the Agent. All required stockholder approval to effect the Merger shall have been obtained.

                              The Agent shall not have become aware of any information not disclosed to it prior to the date of this letter which it considers to be inconsistent with its understanding of the proposed business, assets, operations, structure, prospects and conditions of each of the Borrower, TargetCo and their respective subsidiaries that results in or would reasonably be expected to result in a material change in, or material deviation from, the information, taken as a whole, previously delivered to the Agent or would reasonably be expected to be materially adverse to the condition (financial or otherwise), business, operations, properties or prospects of the Borrower and TargetCo and their respective subsidiaries, taken as a whole, or to



--------------------------------------------------------------------------------
[LOGO FLEET]                   CONFIDENTIAL                              PAGE 4

CONFIDENTIAL

                              the Agent, the Arranger or the Lenders, or to the legal, tax, accounting or financial aspects of the Acquisition or the Merger.

                        2. Minimum Consolidated LTM Pro Forma EBITDA of $15,250,000 at Closing (as used in this paragraph 2 and the following paragraph 3, LTM of Cantel and TargetCo respectively to be measured from their respective most recently publicly filed financial information in their SEC quarterly or annual filing prior to the Closing Date; and each reference in this Term Sheet to EBITDA shall mean excluding non-recurring charges);

                        3. Maximum Consolidated Total Debt/LTM EBITDA at Closing not to exceed 2.60x;

                        4. All contracts with Olympus America Inc. remain valid and are in force, except to the extent that the failure of any one or more such contracts to remain valid and in force with Olympus America Inc. or its affiliates, would not, individually or together, have or reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, operations, properties and/or prospects of Borrower and TargetCo and their respective Subsidiaries, taken as a whole (a "Material Adverse Effect");

                        5. Satisfactory review by legal counsel to the Agent of all appropriate documentation to be entered into and other corporate documents;

                        6. The negotiation, execution and delivery of loan documentation satisfactory to the Agent, the Arranger, and the Borrowers and their respective counsel, (each of which shall be in full force and effect on the Closing Date), containing customary representations and warranties, conditions, covenants, events of default, indemnifications, opinions and increased cost and capital requirement provisions customary in bank financing documents in transactions of this type, including, without limitation, the financial covenants described herein;

                        7. The commitment contained herein is based on certain information you have supplied to us and is subject, INTER ALIA to the accuracy and completeness of such information, taken as a whole, in all material respects. The Agent shall have been satisfied with the structure for the financing and related processes and with the legal and tax opinions requested by the Agent in connection therewith, all of which opinions shall be customary in the Agent's reasonable judgment for financings of similar type;

                        8. Absence of any material adverse change in the condition (financial or otherwise), operations, business, properties and/or prospects of the Borrower and TargetCo, and their respective subsidiaries, taken as a whole, since July 31, 2000 to the date of this Commitment Letter in respect of the Borrower and its subsidiaries and since March 31, 2000 to the date of this Commitment Letter in respect of TargetCo

--------------------------------------------------------------------------------
[LOGO FLEET]                   CONFIDENTIAL                              PAGE 5

CONFIDENTIAL

                              and its subsidiaries (other than the items disclosed specifically in the Disclosure Schedules referred to in paragraph 1 above of "Conditions Precedent to Funding"). The Agent acknowledges, for purposes of this paragraph 8 and 9 below, that it has received the publicly released preliminary summary 2001 fourth quarter balance sheet as at March 31, 2001 and the income statement for the quarter ended March 31, 2001 of TargetCo and its subsidiaries, and TargetCo's financial projections dated May 4, 2001, delivered to the Agent prior to the date hereof;

                        9. Absence of any material adverse change in the condition (financial or otherwise), operations, business, properties and/or prospects of the Borrower and TargetCo, and their respective subsidiaries, taken as a whole, following the date of this Commitment Letter;

                        10. There shall be no litigation or administrative proceedings or other legal or regulatory developments actual or threatened that would be reasonably expected to result in a material adverse effect on (a) the condition (financial or otherwise), business, properties, operations, or prospects of the Borrower and TargetCo and their respective subsidiaries taken as a whole since July 31, 2000 to the date of this Commitment Letter in respect of the Borrower and its subsidiaries and since March 31, 2000 to the date of this Commitment Letter in respect of TargetCo and its subsidiaries (taking into account items disclosed specifically in the Disclosure Schedules referred to in paragraph 1 above of "Conditions Precedent to Funding", and the preliminary summary 2001 fourth quarter results and the projections referred to in the preceding paragraph 8), (b) the condition (financial or otherwise), operations, business, properties or prospects of the Borrower and TargetCo and their respective subsidiaries, taken as a whole, following the date of this Commitment Letter or (c) on the rights and remedies of the Agent or on the ability of the Borrower, the TargetCo and their respective subsidiaries to perform their obligations;

                        11. Receipt of all necessary governmental and third party approvals (which third party approvals are material) and compliance with all laws, including ERISA, except to the extent that failure by the Borrower, TargetCo or their subsidiaries in connection with the operations of their business to comply with laws would not have or would not reasonably be expected to have a Material Adverse Effect (excluding for purposes of this exception the consummation of the Merger and financing transaction contemplated herein);

                        12. Receipt of a copy of a fairness opinion from TargetCo's investment banker addressed to TargetCo's board of directors, relating to the terms of the Merger;

                        13. Receipt by the Agent of a report by ENVIRON International Corporation or another acceptable third party of the results of a Phase 2 environmental diligence review on which the Agent will be


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                              expressly entitled to rely (including soil
                              samples and impact on groundwater) relating to the Netherlands property of TargetCo and/or its Netherlands subsidiary, the conclusion of which is that TargetCo and/or its Netherlands subsidiaries are not reasonably likely to have environmental liabilities relating to the Netherlands property of more than $1,000,000, based on the results of the Phase 2 review. This condition will be deemed waived if not invoked within 5 business days after receipt by the Agent of a copy of the results of such review.

                        14. Purchase of Interest Rate Protection for 50% of the Term Facility in a manner satisfactory to the Agent.

REPRESENTATIONS AND
WARRANTIES:             Customary for credit agreements of this nature.

AFFIRMATIVE
COVENANTS:              Customary, including but not limited to, delivery of
                        financial statements, reports, accountants' letters, projections and other information requested by Agent;
                        payments of obligations; continuation of business and maintenance of existence, rights and privileges;
                        compliance with contractual obligations and laws;
                        maintenance of property and insurance; maintenance of books and records; right of Agent to inspect property and books and records as it deems reasonably necessary;
                        and notices of default, litigation and material events and other reasonable and customary covenants.

NEGATIVE
COVENANTS:              Financial covenants will include, without limitation,
                        the covenants set forth below and as may be adjusted by Agent in its sole discretion:

                            -  Maximum Total Debt / Consolidated LTM EBITDA:

                                     Through 7/30/02:               2.6X
                                     7/31/02 through 7/30/03:       2.00X
                                     7/31/03 through 7/30/04:       1.75X
                                     7/31/04 and thereafter:        1.50X.

                            -  Minimum Consolidated LTM EBITDA:
                                     4/30/01:                       $15,250,000
                                     7/31/01                        $15,500,000
                                     10/31/01, 1/31/02 and 4/30/02  $16,000,000
                                     7/31/02                        $17,500,000
                                     10/31/02                       $17,500,000
                                     1/31/03 and 4/30/03            $18,000,000
                                     7/31/03 and thereafter         $20,000,000


                            -  Minimum Fixed Charge Coverage:
                                     Through 7/30/02:               1.2X
                                     7/31/02 through 7/30/03:       1.35X
                                     7/31/03 and thereafter:        1.50X.




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                            -  Maximum annual Capital Expenditures of $4,000,000

                            -  Minimum Available Adjusted US$ Cashflow Coverage:
                               So long as Total Debt/Total Consolidated EBITDA is greater than or equal to 1.5X, the ratio of:

                            a) the sum of rolling four quarter EBITDA from the
                               Borrower's US operations plus dividends received from foreign subsidiaries(net of applicable withholding taxes)in the latest four quarter period, available in US Dollars,

                            to:

                            b) the sum of the Borrower's US Fixed Charges for
                               the latest rolling four quarter period,

                            shall not be less than 1.1x.

                            "US Fixed Charges" shall be defined as the sum of:
                            a) cash interest payments in the US,
                            b) required principal amortization payments on the
                               Term Loan,
                            c) cash taxes paid in the US, and
                            d) capital expenditures in the US not financed
                               separately.

                            - Maximum Annual Investment in foreign subsidiaries of $2,000,000
                            - Maximum Total Liability to Total Capitalization of 50% for Carsen Group, Inc.

                            Other negative covenants will include without limitation, restrictions on indebtedness and other liabilities, liens, dividends, contingent obligations, investments and acquisitions, asset sales, third party management fees, creation of subsidiaries, guarantees, loans and advances, leases, mergers, negative pledges, consolidations, sales and leasebacks, voluntary prepayments of other debt, and other reasonable and customary covenants.

EVENTS OF DEFAULT:          Customary for credit agreements of this nature,
                            including but not limited to:

                            Failure to pay principal or interest; inaccurate or false representations or warranties; failure to meet covenants; cross default to indebtedness; failure to observe terms of this agreement; bankruptcy; insolvency; ERISA violation judgments; change in control; environmental.

INDEMNIFICATION:            Borrower will indemnify Lenders against losses,
                            liabilities, claims, damages, or expenses relating to their loans, Borrower's use of the loan proceeds or commitments, or Borrower generally, including but not limited to reasonable attorney's fees and settlement costs, except to the extent that they are as a result of Lender's gross negligence or willful misconduct.



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EXPENSES:                   The Borrower shall pay all of the Agent's reasonable
                            out-of-pocket costs and expenses in connection with this transaction, including, without limitation, the reasonable fees and expenses of counsel to the Agent.

GOVERNING LAW:              State of New York

AGENT'S COUNSEL:            Winston & Strawn





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